Exhibit 10.6

Amendment to Consulting Agreement Between Cleartronic and Michael Gutowski

Reference is made to the Consulting Agreement dated October 1, 2008 between Cleartronic, Inc.  (the "Company") and Michael Gutowski ("Gutowski")

Gutowski currently serves as Vice President of Sales and Marketing with the following compensation:

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Monthly consulting fee of $8,000 per month.

The agreement is amended as of June 1, 2011 and both parties agree as follows:

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Gutowski will retain the position of Vice President of Sales and Marketing and remain a member of the Board of Directors.

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Monthly consulting fee will now be $9,000 and $3,000 per month accruing in shares or warrants at Gutowski's discretion through May 31, 2012. The exercise or conversion price of the shares or warrants shall be the average VWAP of the stock for the 30 days prior to the grant date. The “VWAP” shall be defined as the daily Volume Weighted Average Price (“VWAP”), as reported on Bloomberg.

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The company will reimburse Gutowski for health insurance premium costs, expected to be approximately $6,000 per quarter.

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1 year total of all the above is $168,000.

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The Consulting Agreement and this Amendment may be assigned to a third party.

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If Gutowski quits for any reason other than for “good reason" as defined below, during the 12 months, he keeps the current month’s fees and pro-rated portion of health insurance premiums, and forfeits the rest of the money.

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If Gutowski is terminated without cause, or quits for “good reason” during the 12 months, then the balance of the $168,000 is due to him when he leaves.

o

Good reason is defined in his employment contract as loss of title or being essentially demoted.

Agreed to and Accepted    /s/ Dana Waldman                   7/8/11

Dana Waldman, CEO            Date

Agreed to and Accepted      /s/ Michael Gutowski        7/8/11

  Michael Gutowski           Date